SIXTH AMENDMENT TO THE

CUSTODY AGREEMENT

THIS SIXTH AMENDMENT dated as of November 18, 2014, to the Custody Agreement, originally made and entered into as of January 4, 2013, as amended May 16, 2013, July 24, 2013, October 5, 2013, October 29, 2013 and April 10, 2014 (the “Agreement”), is entered into by and between ADVISORS PREFERRED TRUST, a Delaware statutory trust, (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the Agreement to add additional series, the QES Credit Long/Short Strategy Fund and the QES Credit Long/Short Strategy Portfolio; and

WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS PREFERRED TRUST

U.S. BANK NATIONAL ASSOCIATION

By: _/s/_Catherine Ayers-Rigsby_____

By: _/s/ Michael R. McVoy__________

Printed Name: Catherine Ayers-Rigsby

Printed Name: Michael R. McVoy

Title: President

Title: Senior Vice President

Amended Exhibit B

to the

Custody Agreement – Advisors Preferred Trust (Fund Names)

Name of Series

OnTrack Core Fund

The Gold Bullion Strategy Fund

The Gold Bullion Strategy Portfolio

Quantified Managed Bond Fund

Quantified All-Cap Equity Fund

Quantified Market Leaders Fund

Quantified Alternative Investment Fund

Spectrum Low Volatility Fund

QES Credit Long/Short Strategy Fund

QES Credit Long/Short Strategy Portfolio

QES - 2014